For Immediate Release

Contact:              Willing L. Biddle, President & COO
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces The Appointment of
Richard Grellier to the Board of Directors

GREENWICH, CONNECTICUT September 16, 2011…Urstadt Biddle Properties Inc.  (NYSE: UBA and UBP) announced today that Richard Grellier has been appointed to the Board of Directors.  Mr. Grellier was appointed to serve on the Audit Committee, Nominating and Corporate Governance Committee and among the Company’s Class II directors until the next annual meeting of shareholders.  His appointment fills a vacancy on the Board created by the resignation of Mr. Peter Herrick who stepped down, effective September 15, 2011, citing personal reasons.  Charles J. Urstadt, Chairman of the Board and the Company’s Chief Executive Officer, commented “we are very fortunate to have identified Mr. Grellier, who brings with him over 25 years of real estate experience, including 17 years as a real estate investment banker, special knowledge of the retail REIT sector and experience in capital markets solutions.  In addition, Mr. Grellier served on our Board of Consultants from 2002 to 2010 and therefore is ideally positioned to be able to make immediate contributions to the Board.”  Mr. Grellier graduated from Kenyon College and earned a Master of Science degree from the Graduate School of Architecture, Planning and Preservation at Columbia University and a Master of Business Administration degree from the Graduate School of Business at Columbia University.  He presently serves as a Managing Director of Deutsche Bank Securities Inc.

Commenting on Mr. Herrick’s departure, Mr. Urstadt said that “it was only with great reluctance that the Board had accepted the resignation of Peter Herrick, who served on the Board with distinction for over 21 years.  His leadership as a former Chairman of the Audit Committee and his finance, accounting and operations experience added immeasurably to the success of the Company and will be greatly missed.  In recognition of Mr. Herrick’s countless contributions, the Board elected Mr. Herrick Director Emeritus of the Company.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 51 properties containing approximately 4.7 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 167 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 17 consecutive years.